Exhibit 5.1

ClimateRock Holdings Limited 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +1 345 815 1877
E Bradley.Kruger@ogier.com

Reference: 507773.00001

1 December 2025

ClimateRock Holdings Limited (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act) as amended (including its exhibits, the Registration Statement) related to the Company’s proposed business combination transaction with GreenRock Corp (GreenRock) on the terms set out in the amended and restated agreement and plan of merger (as amended from time to time, the Business Combination Agreement, and the transactions contemplated therein, the Business Combination) dated as of 21 March 2025 by and between the Company, GreenRock, ClimateRock, ClimateRock Merger Sub Limited (SPAC Merger Sub) and GreenRock Merger Sub Corp. (Company Merger Sub).

Pursuant to the terms of the Business Combination Agreement, SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company (the SPAC Merger), and Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company (the Company Merger and together with the SPAC Merger, the Mergers), and in connection with the Mergers, the Company will issue to the shareholders of ClimateRock and GreenRock up to 40,486,727 class A ordinary shares par value US$0.0001 each (Class A Ordinary Shares), comprising:

(a)	12,352 Class A Ordinary Shares to be issued to ClimateRock’s public shareholders (SPAC Shares);

(b)	787,500 Class A Ordinary Shares to be issued to the holders of certain rights issued by ClimateRock (Rights Shares);

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

ClimateRock Holdings Limited

1 December 2025

(c)	118,125 Class A Ordinary Shares to be issued to a shareholder of ClimateRock, Maxim Group LLC (Maxim Shares);

(d)	1,968,750 Class A Ordinary Shares to be issued to UN SDG Support LLC (Sponsor Shares);

(e)	29,900,000 Class A Ordinary Shares to be issued to GreenRock Shareholders (Company Shares); and

(f)	7,700,000 Class A Ordinary Shares (the Warrant Shares) issuable upon the exercise of certain warrants to be issued by ClimateRock (the Warrants), with each Warrant entitling the holder thereof to purchase one Class A Ordinary Share, in each case upon the terms and subject to the conditions of the Business Combination Agreement and the Registration Statement.

In addition, the Company has entered into agreements relating to the issuance of the following Class A Ordinary Shares immediately following the closing of the Business Combination:

(g)	600,000 Class A Ordinary Shares to be issued pursuant to the terms of the Maxim Settlement Agreement (the Settlement Shares); and

(h)	up to 320,000 Class A Ordinary Shares to be issued pursuant to the terms of the AGP Advisory Agreements (the Advisory Shares, together with the SPAC Shares, the Rights Shares, the Maxim Shares, the Sponsor Shares, the Company Shares, the Warrant Shares and the Settlement Shares, the Shares).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

2	Documents examined

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and copies of the documents listed in Part B of Schedule 1. In addition, we have examined the corporate and other documents and conducted the searches listed in Part A of Schedule 1. Our examination of the Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands (the Register of Writs) revealed a petition (Petition) presented by Simmons and Simmons LLP (the Petitioner) for a winding up order against GreenRock Corp based on the failure of GreenRock Corp to timely satisfy a demand for payment of a judgment debt based upon an order made on 15 July 2025 by the Courts of England and Wales (the Order). We have subsequently been provided with a minute of order of the Grand Court of the Cayman Islands (the Court) dated 27 November 2025 confirming the withdrawal of the Petition. We have not been provided with an equivalent proof of withdrawal, or satisfaction, of the Order made by the Courts of England and Wales.

We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in in Schedule 1.

ClimateRock Holdings Limited

1 December 2025

3	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to (i) the qualifications set forth in paragraph 2 above, including without limitation with respect to the Order, (ii) the qualifications set forth in Schedule 3 and (iii) the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its M&A (as defined in Schedule 1) to:

(i)	issue the Shares as contemplated by the Registration Statement and the Documents; and

(ii)	to execute and deliver the Documents and to perform its obligations, and exercise its rights, under such documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Shares as contemplated by the Registration Statement and the Documents; and

(ii)	the execution and delivery of the Documents and the performance of its obligations and the exercise of its rights, under such documents.

ClimateRock Holdings Limited

1 December 2025

Shares

(d)	The Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Documents, when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and the Documents and in accordance with the terms set out in the Registration Statement and the Documents and in accordance with the A&R M&A; and

(ii)	the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

5	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	as to any the impact the Order may have on this opinion and on the issuance of the Shares and the Warrants;

(c)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(d)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the M&A) entered into by or binding on the Company.

ClimateRock Holdings Limited

1 December 2025

6	Governing law of this opinion

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

6.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

7	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

ClimateRock Holdings Limited

1 December 2025

Schedule 1

Documents examined

Part A - Corporate and other documents

1	The Certificate of Incorporation of the Company dated 23 September 2022 issued by the Registrar.

2	The memorandum and articles of association of the Company filed with the Registrar on 23 September 2022 (the M&A).

3	The draft amended and restated memorandum and articles of association of the Company appended to the Registration Statement (the A&R M&A).

4	A Certificate of Good Standing dated 1 December 2025 (Good Standing Certificate) issued by the Registrar in respect of the Company.

5	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the sole director of the Company passed on 29 September 2022, 2 January 2024, 7 November 2024 and 1 December 2025 (the Board Resolutions).

6	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 1 December 2025.

7	The Registration Statement.

Part B – The Documents

8	The Business Combination Agreement.

9	The Warrant Agreement dated 27 April 2022 between ClimateRock and Continental Stock Transfer & Trust Company, as warrant agent (Warrant Agreement).

10	The Settlement and Release Agreement dated 24 October 2025 between the Company, GreenRock and Maxim Group LLC (the Maxim Settlement Agreement).

11	The M&A Advisory Agreement dated 1 August 2023 between A.G.P./Alliance Global Partners (AGP) and GreenRock (the Initial AGP Advisory Agreement).

12	The Amendment No.1 to Engagement Letter agreement dated 7 July 2025 between AGP and GreenRock (the First AGP Amendment Agreement).

13	The Joinder and Amendment No.2 to Engagement Letter agreement dated 3 November 2025 between AGP, GreenRock and the Company (the Second AGP Amendment Agreement and, together with the Initial AGP Advisory Agreement, the First AGP Amendment Agreement, the AGP Advisory Agreements).

14	The Convertible Promissory Note dated 7 July 2025 issued by GreenRock in favour of AGP acknowledged and accepted by ClimateRock and the Company (the GreenRock Convertible Note).

15	A draft of the Convertible Promissory Note annexed to the GreenRock Convertible Note to be issued by the Company in favour of AGP pursuant to the terms of the GreenRock Convertible Note (the Convertible Note).

ClimateRock Holdings Limited

1 December 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the M&A, the Good Standing Certificate, the Director’s Certificate and the Board Resolutions is accurate and complete as at the date of this opinion. Without limiting the foregoing, all corporate authorisations in force on the date hereof in respect of the Company will remain in full force and effect on the date of the issuance of the Shares.

5	The M&A is in full force and effect and has not been amended, varied, supplemented or revoked in any respect.

6	Where any Document has been provided to us in draft or undated form, that Document has or will be been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

7	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which any of the Shares are issued.

8	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

9	The Company will obtain all necessary Class B Approvals (as defined in the A&R M&A) in accordance with the A&R M&A before issuing any Shares or Warrants or entering into any Documents.

Status, authorisation and execution

10	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

11	Each Document has been or will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

12	In authorising the execution and delivery of the Documents by the Company, the issue and allotment of the Shares and the Warrants, and the exercise of its rights and performance of its obligations under the Documents, the sole director of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.

13	Each Document has been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

14	Any individuals who sign or have signed documents or who give or have given information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

ClimateRock Holdings Limited

1 December 2025

Enforceability

15	Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the jurisdiction specified in such document to be the governing law of that document (its Proper Law) and all other relevant laws. Further, the express choice in each Document of its Proper Law as the governing law of such document was made in good faith and is a valid and binding selection under such Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

16	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

17	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents, the Registration Statement, or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

18	None of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are/is subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands.

Issuance of Shares and Warrants

19	The Shares to be issued after the date of this opinion shall be issued at an issue price in excess of the par value thereof.

20	The existence of the Order in the English courts will not impact the issuance of any Shares or Warrants to be issued by the Company.

21	The A&R M&A appended to the Registration Statement will be adopted by the Company in accordance with the M&A prior to the date that any Shares or Warrants are issued by the Company.

22	Prior to the date that any Warrants are issued by the Company, the Company will have entered into the Warrant Agreement.

Register of Writs

23	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

ClimateRock Holdings Limited

1 December 2025

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (the Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there:

(a)	is any additional current or pending litigation in the Cayman Islands against the Company; or

(b)	has been any withdrawal of the application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets, as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

6	We have not undertaken any investigation or examination of any current or pending litigation against the Company in any jurisdiction other than the Cayman Islands.

Public offering in the Cayman Islands

7	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.